Exhibit 23.2

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center,21 Zhujiang
West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Miluna Acquisition Corp. on Amendment No. 3 to Form S-4 (File No. 333-298601) of our report dated February 12, 2026, with respect to our audit of the financial statements of Miluna Acquisition Corp. as of December 31, 2025 and for the period from June 24 (inception) through December 31, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

October 27, 2026